Exhibit N_1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We hereby consent to the use in this Registration Statement on Form N-2 of HPS Corporate Lending Fund of our report dated March 21, 2024 relating to the financial statements of HPS Corporate Lending Fund, which appears in this Registration Statement. We also consent to the use of our report dated June 12, 2024 relating to the senior securities table, which appears in this Registration Statement. We also consent to the references to us under the headings “Experts” and “Financial Highlights” in such Registration Statement.

/s/ PricewaterhouseCoopers LLP

New York, New York

June 12, 2024